EXHIBIT 5

[LETTERHEAD OF GRUPO SANTANDER]

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
United States of America

Madrid, December 9, 2004

Ladies and Gentlemen:

I am the counsel of Banco Santander Central Hispano, S.A., a corporation (Sociedad Anónima) organized under the laws of the Kingdom of Spain (the “Company”), and have advised the Company in connection with the registration statement on Form S-8 (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended, of 531,217 shares of capital stock, par value Euro .50 each, of the Company (the “Shares”) to be offered to employees of the Company pursuant to the following: Banco Santander Central Hispano Managers Plan 1999, Banco Santander Central Hispano Managers Plan 2000, Banco Santander Central Hispano Young Executives Plan and Banco Santander Central Hispano Investment Banking Plan (the “Plans”).

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records of the Company and such other documents and certificates, and made such inquiries of officers of the Company as I have deemed necessary as a basis for the opinions hereinafter expressed. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

Based upon and subject to the foregoing, I am of the opinion that the Shares deliverable upon exercise of options granted under the Plans, or pursuant to restricted shares received upon the exercise of such options, when delivered in accordance with the Plans, will be duly authorized, validly issued, fully paid and non assessable.

The opinions here rendered are limited to matters of the law of the Kingdom of Spain, and I do not purport to pass on any question arising under the laws of any jurisdiction other than the laws of the Kingdom of Spain in force as of the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ignacio Benjumea Cabeza de Vaca

Ignacio Benjumea Cabeza de Vaca

Exh. 5-1